Exhibit 4.14

Contract Termination Agreement

This Contract Termination Agreement (this “Agreement”) is entered into in Beijing on April 30, 2021 by and among:

(1)	Party A: Shanghai Qiyue Information Technology Co., Ltd.

Unified Social Credit Code: 91310000MA1K1E3BX9

Address: Room 1109, No.4, 800 Nong, Tongpu Road, Putuo District, Shanghai

(2)	Party B: Beijing Qibu Tianxia Technology Co., Ltd.

Unified Social Credit Code: 91110106796743693W

Address: Room 1106, Unit 1, 10/F, No.11 Yard, Shuangying Road, Chaoyang District, Beijing

(3)	Party C: Fuzhou 360 Online Microcredit Co., Ltd.

Unified Social Credit Code: 91350100MA2Y4D6073

Address: Section 018, Room 201,2/F, Auxiliary Building of the Supervision Building, Processing Trade Zone, Free Trade Port Area, Fuzhou City, Fujian Province (No. 9, Xinjiang Road, Xincuo Town, Fuqing City)

Party A, Party B and Party C are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	Party A and Party C concluded the Technical Consultation and Service Agreement on September 10, 2018 (“Technical Consultation and Service Agreement”);

2.	Party A, Party B and Party C concluded the Exclusive Option Contract (“Exclusive Option Contract”);

3.	Party A, Party B and Party C concluded the Equity Pledge Contract on September 10, 2018 (“Equity Pledge Contract”);

4.	Party B issued the Power of Attorney to Party A on September 10, 2018 (“Power of Attorney”);

5.	Party A, Party B and Party C concluded the Loan Agreement on September 10, 2018 (“Loan Agreement”);

(The said agreements are herein collectively referred to as the “Existing VIE Documents”).

6.	The Parties agree to terminate the Existing VIE Documents for the purposes of restructuring and business development.

The Parties hereby reach an agreement as follows through consultation:

1.Termination of Existing VIE Documents

1.1

The Parties hereby irrevocably agree and acknowledge that the Technical Consultation and Service Agreement, the Exclusive Option Contract, the Equity Pledge Contract, the Power of Attorney and the Loan Agreement shall terminate and cease to have any force and effect upon the completion of the following: 1) Party B has signed the Equity Transfer Agreement with Shanghai Qiyu Information Technology Co., Ltd; 2) Party A, Party B, Party C and Shanghai Qiyu Information Technology Co., Ltd. have signed the Four-Party Confirmation, and all matters confirmed jointly in the Four-Party Confirmation have been completed.

1.2	The Parties agree that the Parties shall cease to have rights and obligations under the Existing VIE Documents as of the date of completion of the matters set forth in Article 1.1.

1.3

The Parties hereto irrevocably and unconditionally release themselves from any disputes or lawsuits of any kind or nature which have been, are or may be brought against any other Party, or directly or indirectly in connection with or arising out of the Existing VIE Documents.

2.Representations and Warranties

Each Party hereby represents and warrants to the other Parties, jointly and severally, as of the date hereof that:

2.1

it has obtained all necessary power and authorization to execute this Agreement, and its execution and performance of this Agreement will not constitute a conflict, limitation or breach of any binding or affecting laws, regulations or agreements.

2.2	this Agreement, once executed, shall constitute a legal and valid obligations binding upon and enforceable against the Parties in accordance with the terms of this Agreement.

2.3	there is no lawsuits, arbitrations, or legal, administrative or other proceedings or governmental investigations relating to the subject matter of this Agreement.

3.Commitments

In order to successfully terminate the rights and obligations under the Existing VIE Documents, each Party shall sign all documents and take all actions as it deems necessary or appropriate to actively cooperate with other Parties in obtaining relevant governmental approval or registration documents (if applicable) and completing relevant procedures for termination.

4.Liabilities for Breach

Any Party who breaches the provisions of this Agreement and thus results in the impossibility to perform all or part of its obligations hereunder shall be liable for breach of contract and indemnify the other Parties for losses incurred thereby.

5.Confidentiality

The Parties acknowledge and confirm that any and all oral or written information communicated among them in connection with this Agreement shall be confidential information, which shall be treated confidential and shall not be disclosed to any third party without prior written consent of the other Parties, unless the information:

a)	is or will be known to the public (rather than by the receiving Party’s disclosure without authorization);

b)	is required to be disclosed by applicable laws and regulations or rules or regulations on the trading of stocks; or

c)

is disclosed by any Party to its legal or financial adviser in connection with the transactions contemplated hereunder, provided that such legal or financial adviser agrees to be subject to the same confidentiality obligations as this Article.

6.Governing Law and Dispute Settlement

6.1	The conclusion, validity, interpretation, performance, modification and termination of this Agreement and dispute settlement hereunder shall be governed by the laws of China.

6.2

Any and all disputes arising from the interpretation and performance of this Agreement shall first be settled by the Parties through friendly consultation. If the dispute cannot be settled within 30 days after any Party sends a written notice to the other Parties requesting a negotiated settlement, any Party may submit the dispute to Beijing Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration shall take place in Beijing. The arbitral award shall be final and binding upon the Parties.

6.3

In the event of any dispute arising out of the interpretation and performance of this Agreement or any dispute being subject to arbitration, the Parties shall continue to exercise their other rights and perform their other obligations hereunder except for the matter in dispute.

7.Miscellaneous

7.1	This Agreement shall come into force as of the signing date first above written.

7.2	This Agreement is made in three copies, with each Party holding one copy, all of which shall have the same legal effect.

7.3

This Agreement may be amended and supplemented through a written agreement. Such amended and/or supplemented agreement signed by the Parties shall constitute an integral part of, and shall have the same legal effect as, this Agreement.

7.4	The invalidity of any provision hereof shall not affect the legal validity of other provisions hereof.

[End of the body text]

[This is the signature page only.]

IN WITNESS WHEREOF, this Agreement has been signed by the Parties or their respective authorized representatives on the date first above written.

Party A: Shanghai Qiyue Information Technology Co., Ltd. (Seal)

Signature of the legal or authorized representative: /s/ Shanghai Qiyue Information Technology Co., Ltd.

Signature page of the Contract Termination Agreement

[This is the signature page only.]

IN WITNESS WHEREOF, this Agreement has been signed by the Parties or their respective authorized representatives on the date first above written.

Party B: Beijing Qibu Tianxia Technology Co., Ltd. (Seal)

Signature of the legal or authorized representative: /s/ Beijing Qibu Tianxia Technology Co., Ltd.

Signature page of the Contract Termination Agreement

[This is the signature page only.]

IN WITNESS WHEREOF, this Agreement has been signed by the Parties or their respective authorized representatives on the date first above written.

Party C: Fuzhou 360 Online Microcredit Co., Ltd. (Seal)

Signature of legal or authorized representative: /s/ Fuzhou 360 Online Microcredit Co., Ltd.

Signature page of the Contract Termination Agreement